Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated October 19, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PM37

Principal Amount (in Specified Currency): $50,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%
Trade Date: October 19, 2007
Original Issue Date: October 30, 2007
Stated Maturity Date: October 30, 2010

Initial Interest Rate: Three month LIBOR determined on
October 26, 2007 plus 0.00%
Interest Payment Period: Quarterly
Interest Payment Dates: the 30th of each January, April,
July and October, commencing January 30, 2008

Net Proceeds to Issuer: $50,000,000
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes.
Agent: Lehman Brothers Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[ ] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[X] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate: 5.20%
	Fixed Rate Commencement Date: April 30, 2009

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.00%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: January 30, 2008
Interest Rate Reset Period: Quarterly through the Fixed
Rate Commencement Date
Interest Reset Dates: January 30, 2008, April 30, 2008,
July 30, 2008, October 30, 2008, January 30, 2009
and the Fixed Rate Commencement Date
Interest Determination Date: the second London Banking
Day preceding each Interest Reset Date other than the Fixed Rate Commencement Date

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:
	[X] Following, unadjusted
	[ ] Modified Following

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to 100%, on the Redemption Dates and subject to the notice stated below
Redemption Dates: April 30, 2009 and each Interest
Payment Date thereafter
Notice of Redemption: The redemption of the Notes is subject to not less than 10 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  See "Additional Terms of the Notes
                           - Certain U.S. Tax Considerations"
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Certain U.S. Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of ownership of the Notes.
The summary concerns U.S. Holders (as defined in the Prospectus Supplement) who hold the Notes as capital assets and does not deal with special classes of holders such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the Notes as a "straddle" or a "hedge" against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, U.S. Holders whose functional currency is other than the U.S.
dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the Notes in an exchange, or for property other than cash, and partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entities.

The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury
Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult with and rely solely upon their own tax advisors regarding the United
States federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Certain other tax consequences of ownership of the Notes are discussed in the accompanying Prospectus
Supplement under the caption "United States Taxation".
Except where otherwise indicated below, this summary supplements and, to the extent inconsistent, replaces the discussion under the caption "United States
Taxation" in the Prospectus Supplement.

Although the U.S. federal income tax treatment of the Notes is not entirely clear, TMCC will treat the Notes as notes that are not issued with original issue discount ("OID"). The Internal Revenue Service could, however, take a contrary position. Investors should consult their own tax advisors regarding the tax consequences to them of holding Notes.


PLAN OF DISTRIBUTION

Under the terms of and subject to the conditions of an Appointment Agreement dated April 25, 2007 and an
Appointment Agreement Confirmation dated October 19,
2007 (collectively, the "Agreement") between TMCC and
Lehman Brothers Inc., Lehman Brothers Inc., acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Citigroup Global Markets Inc., Deutsche
Bank Securities Inc., HSBC Securities (USA) Inc., J.P.
Morgan Securities Inc., Morgan Stanley & Co.
Incorporated and Toyota Financial Services Securities
USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, Lehman Brothers Inc. is committed to take and pay for all of the Notes offered hereby, if any are taken.